EXHIBIT 10.7

TERMINALLING AND STORAGE AGREEMENT

by and between

SEMMATERIALS, L.P.,

(“Customer”)

and

SEMMATERIALS ENERGY PARTNERS, L.L.C.

(“Owner”)

effective as of

11:59 PM CDT March 31, 2009

ATTACHMENT A

ATTACHMENT B

ATTACHMENT C

TERMINALLING AND STORAGE AGREEMENT

This Terminalling and Storage Agreement (the “Agreement”) is entered into on April 7, 2009, to be effective as of 11:59 PM CDT March 31, 2009 (the “Effective Date”), and is made by and between SemMaterials Energy Partners, L.L.C., a Delaware limited liability company (“Owner”), and SemMaterials, L.P., an Oklahoma limited liability company (“Customer”, each of Owner and Customer sometimes referred to individually as “Party” and collectively as the “Parties”).

R E C I T A L S

WHEREAS, Owner owns and operates certain asphalt cement and residual fuel storage terminals; and

WHEREAS, Owner desires to provide terminalling and storage services to Customer for Customer’s asphalt cement and residual fuel inventory and Customer desires to receive said services at such storage terminals on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

Section 1. Definitions.

In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party.  For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise.  For purposes of this Agreement, Owner and its affiliates shall not be deemed to be Affiliates of Customer and its affiliates.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, or decree of any Governmental Authority and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement by any Governmental Authority, in each case applicable to either Party and as amended or modified from time to time.

“Bankruptcy Cases” means the chapter 11 cases commenced by SemGroup, L.P. and certain of its direct and indirect subsidiaries on July 22, 2008, jointly administered under Case No. 08-11525 (BLS).

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Bankruptcy Cases from time to time.

“Barrel” means forty-two (42) Gallons.

“Business Day” means each calendar day, excluding Saturdays, Sundays, or other holidays observed by Owner.

“Code” means title 11 of the United States Code, as amended.

“Existing Asphalt Inventory” means any of SemMaterials’ or its Affiliates’ asphalt cement, residual fuel oil or other product or inventory that is owned on its own behalf or held on behalf of third parties and that is stored in the Terminals or Storage Tanks as of the Effective Date.  For the purposes of clarity, Existing Asphalt Inventory does not include any tank bottoms.

 “Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, trucks, docks, loading and unloading facilities storage tanks or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of, or other interference or restrictions imposed by, governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization or (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, electric power shortages, breakdown or injury of trucks or vessels or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 10 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome.  Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies.  If Owner is claiming a suspension of its obligations under this Agreement pursuant to Section 10, any of the above listed events or circumstances will constitute a Force Majeure upon the first occurrence of the event or circumstance.  If Customer is claiming a suspension of its obligations under this Agreement, an event or circumstance will not constitute a Force Majeure unless and until it has occurred and continues for thirty (30) consecutive days.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

“Indemnified Party” has the meaning assigned to such term in Section 18.1.

“Indemnifying Party” has the meaning assigned to such term in Section 18.1.

“Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Product received or delivered.

“Interest Rate” means the one-month London Interbank Offered Rate.

“Inventory Schedule” has the meaning assigned to such term in Section 2.6.

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements).  The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any third party or Governmental Authority.

“Month” means a calendar month.

“Product” means each of the products described in Attachment “C” which are owned by or for the account of the Customer.

“Product Loss” means any loss of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of the Owner to use reasonable industry procedures in the handling, testing or storage of Product, provided Product Loss shall not include the result of loss of or damage to Product (i) associated with circumstances involving Force Majeure, (ii) caused by the act or omission of Customer, (iii) due to normal Product evaporation, shrinkage, clingage, (iv) Product measurement inaccuracies within tolerance acceptable under current industry practices or (v) any other loss for any reason whatsoever, provided such loss does not exceed one-half of one percent (0.5%) of Customer’s Product then in the custody of Owner.

“Storage Tanks” those asphalt cement and residual fuel storage tanks located at the Terminals and used to provide the terminalling and storage services to Customer pursuant to this Agreement.

“Tank Bottom Schedule” has the meaning indicated in Section 2.7.

“Temporary Event” has the meaning assigned to such term in Section 4.1.

“Term” has the meaning indicated in Section 15.1.

“Terminals” has the meaning indicated in Attachment “A” and Attachment “B”.

“Third Party” means any entity other than Owner, Customer or their Affiliates.

“Third Party Claim” has the meaning assigned to such term in Section 18.3.

“Ton” means a U.S. short ton of 2,000 pounds.

“Week” means a calendar week.

Section 2. Services, Statements, Invoices, Documents and Records.

2.1 Owner will provide to or for Customer the following storage and terminalling services related to the receipt of Product at the Terminals and to the storage, terminalling and delivery of Product into and out of the Storage Tanks (collectively, the “Services”):

(a) Receive and unload all Product delivered by Customer to the Terminals from time to time during the term of this Agreement;

(b) Move the off-loaded Product described in Section 2.1(a) and load such Product into the Storage Tanks;

(c) Store and terminal the off-loaded Product;

(d) Move Product among Storage Tanks at a particular location as reasonably requested by Customer;

(e) Provide all pumping and heating necessary for proper performance of each of the foregoing services, including heating facilities adequate to maintain the temperature of Product as requested by Customer;

(f) Take samples of Product from various delivering vessels before unloading, representing a composition of quality for the lot delivered, as reasonably requested by Customer;

(g) Prepare all tank or vessel gauging reports, bills of lading and other receiving papers and deliver copies thereof to Customer at such times and places as it may reasonably request;

(h) Keep records and accounts and make reports relating to Product received in storage and withdrawn from storage; and

(i) Present all required terminal documents and invoices to Customer which are suitably detailed for payment.

2.2 The Services will be performed in a manner consistent with the prior operating practices of the Terminals and Storage Tanks and in compliance with Applicable Law.  Owner may adapt its performance of the Services in order to be consistent with industry practices, in order to meet the requirements of health and safety laws, rules and regulations and in order to achieve the efficient utilization of the Terminals and Storage Tanks.

2.3 Within twenty-five (25) days following the end of each Month during the Term of this Agreement, Owner will submit to Customer statements recording the volume of Customer’s Product received into the Terminals and delivered from the Storage Tanks during such previous Month calculated in accordance with the terms hereof together with an invoice for amounts due under this Agreement for Services provided during such Month.

2.4 Except as provided below in this paragraph, each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two (2) years following termination or cancellation of this Agreement.  Upon reasonable prior notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and thereafter during the aforesaid two year period, inspect such records of the other Party during normal business hours at the other Party’s place of business.  Unless a Party has taken written exception to a statement or invoice within six (6) Months following the end of the year in which the statement or invoice is delivered, the statement or invoice shall be conclusively presumed to be true and correct.

2.5 Owner shall have no liability for not having available capacity in the Terminals for Customer’s Product; provided, that Owner shall provide available capacity in any Storage Tank containing Product.

2.6 On the date hereof, Customer has provided to Owner a schedule (the “Inventory Schedule”) listing (i) the Terminals or Storage Tanks containing Product and (ii) a reasonable estimation of the date that all Product will be removed from such Terminal or Storage Tank, as applicable.  Customer shall update the Inventory Schedule each Week during the Term.

2.7 On the date hereof, Customer has provided to Owner a schedule listing the Terminals or Storage Tanks containing tank bottoms (the “Tank Bottom Schedule”) and such schedule shall indicate whether Customer intends to retain or transfer such tank bottoms to Owner in accordance with Section 4.5.  Customer shall update the Tank Bottom Schedule each week during the Term to reflect (i) the date on which all Product was removed from such Terminals or Storage Tanks, (ii) the amount of any tank bottoms remaining in such Terminals or Storage Tanks and (iii) whether such Customer intends to retain or transfer such tank bottoms to Owner in accordance with Section 4.5.

Section 3. Fees, Charges, Taxes, Disputed Amounts.

3.1 Customer will pay Owner the fees, rates and charges set forth in Attachment “A” with respect to the Services.  All such payments, as well as any taxes and other amounts to which Owner is entitled under this Agreement, shall be paid in accordance with the terms and conditions set forth in this Agreement.

3.2 All fees and charges reflected in Owner’s invoices are due and payable within fifteen (15) Business Days of the receipt of Owner’s invoice.  Payment must be made by electronic wire transfer of same day available federal funds to Owner’s account and bank, both as indicated on Owner’s invoice.  Invoices may be sent by electronic mail and telephone facsimile.  If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice.  Overdue amounts or disputed amounts that are resolved in favor of the Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full and Customer will pay all of Owner’s reasonable, out-of-pocket costs (including reasonable attorney’s fees and court costs) of collecting past due payments and late payment charges, whether or not suit is brought, provided, however, that the Parties will share the costs of a Referee in accordance with Section 3.4.  If overdue amounts or disputed amounts are resolved in favor of the Customer, Owner will pay all of Customer’s reasonable, out-of-pocket costs (including reasonable attorney’s fees and courts costs) of defending itself, provided, however, that the Parties will share the costs of a Referee in accordance with Section 3.4.

3.3 Customer will pay any and all taxes, fees or other charges and assessments imposed on the Services, including sales or other excise taxes on the storage and throughput services.  Customer will also pay any ad valorem or property ownership taxes, if any, on Customer’s Product located at the Terminals or in the Storage Tanks and Customer’s other property, if any.  Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including its own income and franchise taxes and any property and ad valorem taxes levied on the Terminals and Storage Tanks and Asphalt Transferred Assets.

3.4 If Customer disputes the amount reflected in any statement or invoice delivered pursuant to Section 2.3 or this Section 3 of this Agreement, then Customer may, within thirty (30) days after receipt of such statement or invoice, deliver a written notice to Owner (the “Dispute Notice”) setting forth the items in dispute in reasonable detail (the “Disputed Items”).  During the thirty (30) day period following delivery of the Dispute Notice (the “Resolution Period”), the Parties will use their commercially reasonable efforts to reach agreement on the Disputed Items set forth in the Dispute Notice.  If the Parties are unable to reach an agreement during the Resolution Period, then they will appoint a mutually acceptable independent party to review the Dispute Notice and determine the final amount of the Disputed Items.  If the Parties are unable to agree on a single independent party within fifteen (15) days after the end of the Resolution Period, then the Parties will each appoint one (1) independent party, who will jointly select a third independent party (singly or collectively, the “Referee”), within thirty (30) days after the end of the Resolution Period.  The Referee shall deliver its determination to the Parties within thirty (30) days from the date of its engagement.  The Referee’s report shall be final and binding upon the Parties.  The cost of the Referee’s engagement and report shall be shared fifty percent (50%) by Owner and fifty percent (50%) by Customer.

Section 4. Operations, Receipts and Deliveries.

4.1 Receipts and deliveries of Product will be handled within the normal business hours of the Terminals.  Owner may, without Customer’s approval, make temporary changes in business hours or temporarily close any Terminal or Storage Tank because of an extraordinary event which does not last longer than five (5) days (a “Temporary Event”).  Owner will notify Customer of such Temporary Event in advance, or as soon after implementation as is practicable but in no event later than twenty-four (24) hours after the commencement of a Temporary Event.  Except as required pursuant to Section 15 or 18 of this Agreement, Owner will not be responsible for the payment of any costs incurred by Customer or its transportation carrier for any delay in receiving or delivering Product or any other costs or fees.

4.2 Customer must arrange for and pay all Third Party costs related to the delivery of Customer’s Product to the Terminals and from the Storage Tanks.  Owner is not responsible for such Third Party costs.  Unless otherwise provided by Owner in writing, Customer must provide notice reasonably acceptable to Owner containing all necessary instructions, including without limitation, the identity and quantity and any other specifications of the Product and the tentative date of delivery to the Terminals (the “Scheduling Notice”).  Each Scheduling Notice delivered hereunder by Customer for deliveries of Product to a Terminal shall be sent to those individuals that Owner has specified to Owner to receive such Scheduling Notice for the applicable Terminal with respect to such Product delivery.

4.3 Owner will deliver to Customer, or to such Third Parties as Customer may direct, the Product held by Owner in the Storage Tanks for the account of Customer.  Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the Storage Tanks.

4.4 Owner will provide the Services to Customer only with respect to Product.  Customer will have access to the Terminals and Storage Tanks for other products only with prior written notice to and consent by Owner.  Any other product approved by Owner will then become part of “Product” as defined in this Agreement.  If a special method of providing the Services is required for Product, then Customer must notify Owner in sufficient time to enable Owner to consider whether, in Owner’s sole discretion, it will accept the proposed changes in the method of delivering the Services and to take the necessary preparatory measures if it agrees with such changes.  Absent such notice and absent Owner’s written approval with respect to changes in the Product or the method of delivering the Services, Owner will not be liable for losses or damage incurred during the terminalling and storage of Product (except for losses and damages resulting from Product Loss), nor will Owner be obligated to provide such special Service.  It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Product will be for the account of Customer, and Customer will be responsible for the expense of any necessary cleaning and restoration to their previous condition of the Terminals and Storage Tanks, including, without limitation, pumps, and loading facilities, unless otherwise explicitly stated in this Agreement.  All fixtures, equipment and appurtenances attached to the Storage Tanks will be installed by the Owner and will remain the property of Owner.

4.5 Upon a change in the Product to be terminalled and stored during the Term of this Agreement, or upon termination of this Agreement, or upon the election by Customer to remove all Product from a Terminal or Storage Tank, Customer shall remove all Product from the Terminals and Storage Tanks.  Customer shall have a reasonable amount of time to remove all Product from the Terminals and Storage Tanks.  All fees, rates and charges under this Agreement shall continue to apply to any such Terminal or Storage Tank until all Product is removed from the applicable Terminal or Storage Tank.  Customer agrees to (i) reimburse Owner for the actual costs of such removal, which shall include the expense of any necessary cleaning and restoration to their previous condition of the Terminals and Storage Tanks, plus a ten percent (10%) administrative fee, (ii) pay for (A) the cost of such removal and (B) upon removal, the expense of any necessary cleaning and restoration to their previous condition of the Terminals and Storage Tanks at its sole cost and expense, or (iii) transfer any and all tank bottoms owned by Customer at any such Terminal or Storage Tank to Owner and Customer will no longer be liable for any such removal.

4.6 If any Governmental Authority requires installation of any improvement, alteration or addition to any Terminal or Storage Tank for purposes of compliance with Applicable Law.  Owner will not be required to make any improvements, alterations or additions to the Terminals or the Storage Tanks in such circumstance.  If Owner chooses not to pay for such improvement, alteration or addition, Owner may direct the affected Product to a mutually acceptable Storage Tank at the same Terminal, another Terminal or at other facilities owned by Owner or its Affiliates.  If Owner does not direct the Product to mutually acceptable alternate facilities, either Party may terminate this Agreement as to the Services provided at the affected Terminals and/or Storage Tanks from this Agreement, by giving the other Party notice of its intention no later than thirty (30) days after Owner’s election not to make such improvement.

4.7 Owner will keep Customer’s Product separate from the product of other customers (“Segregated Service”). Customer will be responsible for providing all tank bottoms.  Customer will retain ownership of all of the tank bottoms it provides, except as provided in Section 4.5.

Section 5. Product Quality Standards and Requirements.

5.1 Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt into the Terminals and Storage Tanks will conform to the specifications for such Product set forth in Attachment “C”, attached to this Agreement and included in it for all purposes by this reference, and will comply with industry standards and all Applicable Law.  Owner may rely upon the specifications and representations of Customer, if any, set forth in the Scheduling Notice described in Section 4.2 as to Product quality.  Owner will not be obligated to receive Product into the Terminals and Storage Tanks that is contaminated or that otherwise fails to meet the specifications set forth on Attachment “C”, nor will Owner be obligated to accept Product that fails to meet Product grade, if any, set forth in the Scheduling Notice.  Should Owner remove or dispose of or otherwise treat the Product for any water or other material or contaminants in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal, disposal or treatment.

5.2 The quality of Product tendered into the Terminals and Storage Tanks for Customer’s account may be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets minimum Product specifications, if any, set forth in the Scheduling Notice.  Such analysis may be conducted on a periodic basis in accordance with a quality compliance program implemented by Customer, which program shall be subject to the approval of Owner, which approval shall not be unreasonably withheld.  All costs associated with such compliance program shall be borne by Customer.  Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

5.3 Customer may at all reasonable times and without unreasonable disruption  to Owner’s operations conduct appropriate tests to determine whether Product meets the applicable specifications set forth in the Scheduling Notice.  Owner will be liable to Customer by reason of contamination of Product occurring at the Terminals or in the Storage Tanks that causes the Product to fail to meet specifications, but only to the extent such contamination involves a Product Loss.  In all other cases, Customer shall indemnify Owner for any Liability incurred by Owner to parties who purchase Product from Customer.

Section 6. Title and Custody of Product.

6.1 Title to the Product will remain with Customer at all times subject to any lien in favor of Owner created under Applicable Law.  Owner will assume custody of the Product beginning when such Product passes the flange connection between the rail car, barge, ship, or vehicle and Owner’s receiving hose at the Terminals and custody will pass back to Customer at the time such Product passes the outlet flange of each Storage Tank.

6.2 Owner shall indemnify Customer for damages, losses, or injury caused by Owner’s gross negligence or intentional misconduct.  Owner shall otherwise have no responsibility for any loss, damage or injury to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such loss, damage or injury involves a Product Loss.  Customer shall indemnify Owner for any Liability incurred by Owner to Third Parties arising out of Owner’s possession or use of the Product for which Owner is not liable under this paragraph and for any Liability to Third Parties arising out of or pertaining to the Product before its delivery by Customer to the Terminals and after its receipt by Customer from the Storage Tanks.

Section 7. Limitation of Liability and Damages.

7.1 The maximum Liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss, plus the costs and expenses actually, reasonably and necessarily incurred by Customer or Customer’s immediate purchaser in damage to equipment into which such Product was delivered from the Storage Tanks, plus any fines and penalties actually levied or imposed by anyone including federal, state or local governments against Customer or Customer’s immediate purchaser by reason of such fault on Owner’s part.  Owner may, in lieu of payment for Product, replace such Product with Product of like grade and quality.

7.2 EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

Section 8. Product Measurement.

8.1 Quantities of Product delivered to the Terminals and redelivered from the Storage Tanks shall be determined for deliveries and receipts by truck, rail, ship and barge volumes and shall be measured by one of the following methods:  meter, scale weights, bills of lading, barge and ship gauges or terminal tank gauges.  Absent fraud or manifest error, the quantities of Product in the Storage Tanks at any time will be determined from inventory records of receipts and deliveries.  Unless indicated otherwise, quantity determinations will be based on a Barrel or Ton of Product and shall be determined in accordance with the latest established API/ASTM standards for the method of delivery.  Gauging of Product received, delivered and in storage will be taken jointly by representatives of the Parties; provided, that, after reasonable advance notice, if Customer does not have representatives present for gauging, Owner’s gauging will be conclusive, absent fraud or manifest error.  Customer may use an Independent Inspector at its own expense.

8.2 Storage Tank meters and gauges will be calibrated periodically and after each completion of a repair or replacement of a meter.  Such repairs and replacements shall be at Owner’s expense.  Such calibration shall be in accordance with the latest applicable API/ASTM standards.  If a meter or gauge is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the Owner to promptly make repairs or replacements.  In the event that Product was received into Storage Tanks having a faulty meter or gauge, the Parties will determine the correct volume of Product received.  If the Parties are unable to determine and agree on the correct volume of Product received, they will appoint a mutually acceptable Independent Inspector to determine the correct quantity, and the findings of the Independent Inspector shall be final and binding on the Parties except for fraud or manifest error.  The Parties shall share equally the cost of the Independent Inspector under this Section 8.2.

Section 9. Product Loss and Product Gain.

9.1 During such time as Owner has custody of the Product pursuant to Section 6, Owner will indemnify Customer against, and is responsible for, any Product Loss that occurs while the Product is located at the Terminals or remains in the Storage Tanks.  In the event of the foregoing Product Losses, the total Barrels of net Product Loss each Month will be determined and will be replaced by Owner with Product of like grade and quality as that tendered by Customer to Owner or Owner will reimburse Customer the cost of such Product on the determination date thereof.

9.2 Each Month, Owner will use the measurement procedures set out in Section 8 to determine the net gain or loss of Product in the Storage Tanks, excluding any loss resulting in Product Loss.  Owner shall not be liable for any net loss (other than Product Loss) and may retain any net gain during the Term of this Agreement.

Section 10. Force Majeure.

10.1 If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may be excused from such performance by giving the other Party prompt written notice of any event that is or could become an event of Force Majeure with reasonably full particulars thereof.  The obligations of the Party giving notice, so far as such obligations are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure beginning with the time that the event first occurs.  The affected Party must act with commercially reasonable diligence to overcome or remedy the event of Force Majeure and resume performance as quickly as possible.  Once the event of Force Majeure is remedied, the affected Party shall notify the other Party that the event of Force Majeure no longer affects such obligations.  If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder, not already due and payable, that are directly affected by such Force Majeure event will be excused or proportionately reduced, on a daily basis, for so long as the Owner’s performance is excused due to the event of Force Majeure.

10.2 The requirement that any Force Majeure event be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

10.3 If either Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of one (1) Month, then either Party may terminate this Agreement with respect to the portion of the Terminals and the Storage Tanks affected by such Force Majeure event upon written notice to the other Party.

Section 11. Inspection of and Access to the Storage Tanks.

11.1 Customer shall have the right during Owner’s normal business hours and after reasonable notice to Owner so as not to disrupt the operations of the Terminals or the Storage Tanks or Owner’s other operations (i) to make periodic operational inspections of the Terminals and Storage Tanks, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries and inventories of Product, and (iii) to conduct physical verifications of the amount of Product delivered to the Terminals and stored in the Storage Tanks.  Customer’s right and that of its authorized representatives to inspect the Terminals and Storage Tanks will be exercised by Customer in a way that will not interfere with or diminish Owner’s control over or its operation of the Terminals or Storage Tanks and will be subject to reasonable rules and regulations promulgated by Owner.

11.2 Customer acknowledges that any grant of the right of access to the Terminals and Storage Tanks under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to the Terminals or Storage Tanks or any part of it, and may be withdrawn by Owner at its discretion at any time.

Section 12. Assignment.

No Party hereto may assign this Agreement, in whole or in part, except with the prior written approval of each other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may assign, without the prior written consent of each other Party, this Agreement or their respective rights and obligations hereunder, in whole or in part, to an Affiliate or any purchaser of or successor to all or substantially all of the asphalt assets or business of such Party; provided, further that Customer has pledged, and may continue to pledge, its ownership interest in the Product for the benefit of its creditors to the extent permitted by Applicable Law.  This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns, including with respect to Customer, any reorganized debtor entity appointed pursuant to the plan of reorganization of Customer.

Section 13. Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment “A” or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision.  Unless provided otherwise herein, all statements, payments and other documents to be delivered pursuant to this Agreement shall also be delivered to the address of the Party indicated in Attachment “A”.

Section 14. Compliance with Law and Safety.

14.1 Customer warrants that the Product tendered by it has been and will be produced, transported and handled in full compliance with all Applicable Law.  Owner warrants that the services provided by it under this Agreement are and will be in full compliance with all Applicable Law.  Each Party also warrants that it may lawfully receive and handle the Product, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance with Applicable Law.

14.2 Customer will furnish Owner with information (including material safety data sheets) concerning the safety and health aspects of the Product terminalled or stored under this Agreement.  Owner will communicate such information to all persons who may be exposed to or may handle such Product, including without limitation, Owner’s agents and contractors.

Section 15. Term and Termination.

15.1 The term of this Agreement (the “Term”) begins on the Effective Date and ends October 31, 2009.  At the end of the Term, this Agreement may be extended for one (1) Month by mutual agreement of the Parties.

15.2 A Party may terminate this Agreement during the Term under the following circumstances:

(a) Either Party fails to pay any sum owed by it to the other Party under this Agreement within fifteen (15) Business Days of the Delivery to the defaulting Party of a notice of default; provided, however that neither Party shall have a right to terminate this Agreement under this Section 15.2(a) with respect to any Disputed Items that remain outstanding in accordance with Section 3.4 of this Agreement.

(b) The Parties may terminate this Agreement by execution of a written agreement signed by authorized representatives of both Parties, in which event the termination shall be effective on the date specified in such agreement.

(c) Either Party may terminate this Agreement in the event of a material breach of this Agreement (other than for failure of payment to which Section 15.2(a) shall apply) by the other Party, its employees, agents or servants upon not less than thirty (30) days prior written notice to such non-defaulting Party unless such breach has been cured within fifteen (15) days from receipt by the defaulting Party of such notice.

(d) Either Party may terminate this Agreement, in its entirety or with respect to a portion of the Terminals or Storage Tanks only, in accordance with the provisions of Sections 4.6 or 10.3 of this Agreement.

15.3 Each Party’s obligations to perform its obligations under this Agreement shall end as of the effective date of its termination in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (b) as otherwise provided in this Agreement.  Notwithstanding anything in this Agreement to the contrary, Sections 6.2, 7, 15.3, 18 and 19 shall survive the expiration or termination of this Agreement.  If the Customer is not then in default, Customer shall be entitled to remove its Existing Asphalt Inventory from the Storage Tanks at any time.  In the event that Customer is unable to remove its Existing Asphalt Inventory in the ordinary course of business, then Owner will replace the Existing Asphalt Inventory with Product of like grade and quality as that originally tendered by Customer to Owner that is immediately removable or Owner will reimburse Customer the cost of such Existing Asphalt Inventory on the date of such attempted removal.

Section 16. Insurance.

16.1 Workers’ Compensation Insurance.  At all times during the term of this Agreement, each Party shall carry and maintain in force, workers’ compensation insurance, with policy limits equal to or greater than the statutory requirements of the states in which the Storage Tanks are located and employers’ liability insurance with policy limits equal to or greater than $10,000,000 for each accident, $10,000,000 for each employee and $10,000,000 as to each disease.  In the event either Party leases employees, then lessee Party shall cause lessor Party to carry workers’ compensation and/or employer’s liability insurance at the levels set forth above.

16.2 General Liability Insurance.  At all times during the term of this Agreement, each Party shall carry and maintain in force, comprehensive general liability insurance, with a minimum $10,000,000 combined single limit.  The Owner’s commercial general liability insurance shall include coverage for Product Loss for Product in the care, custody and control of Owner and shall cover “sudden and accidental pollution” events.

16.3 Automobile and Truck Insurance.  At all times during the term of this agreement, each Party shall carry and maintain in force, commercial automobile liability insurance with a minimum $10,000,000 combined single limit per occurrence for owned, hired and non-owned automotive equipment.  If work is to be performed by either Party involving hauling Product subject to section 29 and 30 of the Motor Carrier Act of 1980, then coverage shall include broadened pollution coverage using ISO endorsement CA-99-48 Broadened Pollution Coverage – Truckers, or an endorsement that offers similar or greater coverage.

16.4 Customer’s Product Insurance.  Insurance on Customer’s Product, if any, that may be desired by Customer, shall be carried by Customer at Customer’s expense.

16.5 Miscellaneous Insurance Provisions.

(a) The above stipulated levels of insurance coverage may be satisfied through primary insurance or a combination of primary and excess or umbrella liability insurance.

(b) Either Party may elect to self-insure for or elect deductibles to the coverages required by this Section 16; provided, however, that except as provided in this Section 16.5(b), a Party must seek the consent of the other Party for any self-insurance or deductible in excess of $250,000, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that each Party may elect to self-insure for or elect deductibles up to and including $1,000,000 without the consent of the other Party for any coverage relating to “sudden and accidental pollution” events.

(c) The mere purchase and existence of insurance coverage shall not reduce or release either Party from any liabilities incurred or assumed under this Agreement.

(d) All insurance required hereunder shall be maintained with responsible, solvent and reputable insurance companies with an A.M. Best rating of A-IX or better and qualified to do business in the State of Oklahoma.

Section 17. [Reserved].

Section 18. Indemnity.

18.1 Indemnity.  Subject to Section 7, each Party (the “Indemnifying Party”) shall indemnify and hold the other Party, its Affiliates, and their employees, directors, officers, representatives, agents and contractors (collectively, the “Indemnified Party”) harmless from and against any and all Liabilities arising from the Indemnifying Party’s (i) breach of this Agreement, (ii) gross negligence or willful misconduct of it, its Affiliates and their employees, directors, officers, representatives, agents or contractors in connection with the performance of such Party’s obligations under this Agreement, or (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, unless and to such extent that such Liability results from the Indemnified Party’s breach of this Agreement, gross negligence or willful misconduct, or failure to comply with Applicable Law.

18.2 No Third Party Rights.  The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in or be enforceable by any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.  The terms of this Agreement are enforceable only by the Parties and their permitted successors and assigns, and no Third Party, including a member of Owner, shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

18.3 Notice.  The Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving notice of any claim or proceeding brought against it that might give rise to an indemnity claim under this Agreement (a “Third Party Claim”) and shall furnish to the Indemnifying Party the complete details within its knowledge.  Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

18.4 Claims.  The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party.  Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in the Indemnified Party’s reasonable judgment (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or defenses that are available to the Indemnified Party that are not available to the Indemnifying Party or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim or proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint.  All reasonably incurred costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.

18.5 Settlement.  No Third Party Claim may be settled or compromised by (i) the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party.

Section 19. Miscellaneous.

19.1 Headings.  The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

19.2 Amendment or Waiver.  This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.  The Parties hereby acknowledge and agree that a material amendment to this Agreement requires the approval of the Bankruptcy Court prior to the effective date of the plan of reorganization in the Bankruptcy Cases.  No waiver or failure of enforcement by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the defaulting Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the defaulting Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of any non-defaulting Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

19.3 Severability.  Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

19.4 Entire Agreement and Conflict with Attachments.  This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it.  The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.  In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.

19.5 Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF OKLAHOMA (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

19.6 Jurisdiction.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected hereby, and (ii) any and all Actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13; provided, however, that if a plan of reorganization has become effective in the Bankruptcy Cases, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the federal or state courts in Oklahoma City, Oklahoma for the resolution of any such claim or dispute.

(b) The Parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue or any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum of the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the Parties hereto consents to process being served by any Party to this Agreement in any suit, Action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 13(i).

19.7 Counterparts.  This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument.

19.8 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

19.9 No Third-Party Beneficiaries.  Except as provided in Section 18, nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any limited partners of SemGroup Energy Partners, L.P.) other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

19.10                      No Strict Construction.  The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

This Agreement has been executed by the authorized representatives of each Party as indicated below as of the date hereof to be effective as of the Effective Date.

SemMaterials, L.P.

By:           SemOperating G.P., L.L.C.

Its:           General Partner

By:                  /s/ Terrence Ronan

Name: Terrence Ronan

Title:             President & CEO

SemMaterials Energy Partners, L.L.C.

By:                  /s/ Alex G. Stallings

Name: Alex G. Stallings

Title:             Chief Financial Officer and Secretary

ATTACHMENT “A”

1.	Customer Notice and Billing Address

SemMaterials, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 700
Tulsa, Oklahoma 74136

With a copy to:

Weil, Gotshal & Manges, LLP
Attn:  Michael A. Saslaw, Esq.
200 Crescent Court, Suite 300
Dallas, TX 75201-6950

2.	Owner Notice Address

SemMaterials Energy Partners L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136

With a copy to:

Baker Botts L.L.P.
Attn:  Doug Rayburn
2001 Ross Avenue, Suite 600
Dallas, Texas 75201

3.	Fees for Storage and Terminalling Services; Reimbursement of Energy Costs

(a)
Storage Service Fees: Customer is required to pay for storage services equal to $0.565 per Barrel per Month multiplied by the total shell capacity in Barrels for each Storage Tank where Customer and its Affiliates have Product; provided that if Customer removes all Product from a Storage Tank prior to the end of the Month, then the Storage Service Fees shall be pro-rated for such Month based on the number of calendar days storage was actually used.  The Storage Service Fees will be payable as outlined in Section 3 of this Agreement.

(b)
Terminalling Fees: “Throughput” means, for any period, the aggregate quantity of Product moved through Owner’s Storage Tanks on behalf of Customer under this Agreement and such quantity shall be calculated based upon the total quantity of asphalt products shipped and/or sold by Customer from the facilities where the Storage Tanks are located with such quantity of asphalt products converted to base asphalt cement Tons based upon agreed to formulas between Owner and Customer.  Customer is required to pay for throughput services at a charge of $9.25 per Ton; provided that no fees will be payable for transfers of Product between Storage Tanks located at the same or different Terminals.  The Terminalling Fees will be payable as outlined in Section 3 of this Agreement.

(c)	Reimbursement of Energy Costs:

Customer shall reimburse Owner for all direct energy costs (e.g., electricity, natural gas, steam) attributable to the services provided hereunder.  Direct energy costs will be based upon usage as determined by metering equipment that serves the facility where the Storage Tanks are located.  Energy costs will be invoiced monthly for the prior month’s energy usage and will be pro-rated as described in paragraph (a) above.

4.	Operating Hours

Each Terminal’s operating hours shall be its normal business hours in the ordinary course of business and consistent with past practice.

5.	Terminals

Terminals means (i) the asphalt cement and residual fuel storage Terminals of Owner as listed in Attachment B attached hereto, and as may be amended from time to time, and (ii) any asphalt cement or residual fuel storage terminals as are subsequently acquired or constructed by the Owner to replace such existing asphalt cement and residual fuel storage terminals.

ATTACHMENT “B”

Terminals

Ardmore, OK

Austin, TX

Bay City, MI

Billings, MT

Boise, ID

Catoosa, OK (Emulsion plt)

Catoosa, OK (Port 33)

Chicago, IL Marine Oil

Columbus, OH

Denver C, CO

Denver K, CO

Dodge City, KS

El Dorado, KS

Ennis, TX

Fontana, CA

Garden City, GA

Gloucester City, NJ

Grand Island, NE

Grand Jct, CO

Halstead, KS

Las Vegas, NV

Lawton, OK

Little Rock, AR

Lubbock, TX

Memphis Emulsion, TN

Memphis TN

Morehead City, NC

Muskogee, OK

N.  Salt Lake City, UT

New Madrid, MO

Newport News, VA

Northumberland, PA

Parsons, TN

Pasco, WA

Pekin, IL

Port of Catoosa, OK

Pueblo, CO

Reading, PA

Saginaw, TX

Salina, KS

Sedalia, MO

Spokane (Hillyard), WA

Spokane (Valley), WA

St. Louis, MO

Warsaw, IN

Woods Cross, UT

ATTACHMENT “C”

Asphalt Cement meeting the following specifications:  all viscosity and penetration for graded paving, including, but not limited to, AC-5, AC-7, AC-10, AC-13, AC-15, AC-20, AC-30, AC-40/50, RA-800, RA-900, RA-925 and all asphalt emulsion base stock products and all tank bottoms related thereto.

Residual Fuel oils meeting the following specifications:  all residual fuel oil products, including but not limited to, vacuum gas oil, carbon black oil, vacuum tower bottoms, light cycle oils, FCC bottoms and flux and all tank bottoms related thereto.